UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 2, 2009

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662—Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771—Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

A. HECO 2009 test year rate case

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Electric utility” under “Most recent rate requests – HECO 2009 test year rate case,” which is incorporated herein by reference to pages 58-59 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and to HEI’s and HECO’s Current Report on Form 8-K dated May 15, 2009.

On July 2, 2009, the Public Utilities Commission of the State of Hawaii (PUC) issued an interim decision and order (D&O) in HECO’s 2009 test year rate case proceeding. The interim D&O approved a rate increase for interim purposes, but reduced the increase reflected in HECO’s statement of probable entitlement (which was based on what was agreed to by the parties in the Settlement Agreement) for several items, including certain labor expenses, and the costs related to the Campbell Industrial Park combustion turbine No. 1 (CIP CT-1). Part of the labor expense reduction relates to new positions established to carry out initiatives included in the Hawaii Clean Energy Initiative (HCEI). The PUC removed certain costs related to HCEI, because those initiatives are still the subject of pending PUC proceedings and have not yet been approved. The PUC removed the costs related to CIP CT-1 from rate base indicating that the record did not yet demonstrate that the CIP CT-1 unit (which is not yet in service) would be in service by the end of the 2009 test year. The PUC did not approve the proposal to establish a revenue balancing account (RBA) to be effective as of the date of the interim D&O, pending the outcome of the decoupling proceeding. The RBA would track the revenues necessary to decouple revenues from sales. Panel hearings for the decoupling proceeding were held at the end of June 2009.

Based on the adjustments, HECO calculated the interim increase amount at $61.1 million annually or a 4.7% increase (compared to $79.8 million, or a 6.2% increase, agreed to by the parties under the settlement agreement) and submitted the information to the PUC on July 8, 2009. The interim increase amount is based on a return on average common equity of 10.50% agreed to by the parties for purposes of the interim decision only, and an 8.45% return on average rate base of $1.169 billion (compared to the average rate base of $1.253 billion agreed to by the parties in their settlement agreement).

The Consumer Advocate and the Department of Defense have the opportunity to file comments on HECO’s calculated interim increase amount within five days. The interim decision will be implemented after the PUC issues a decision on HECO’s calculations. If the amounts collected pursuant to an interim decision exceed the amount of the increase ultimately approved in the final D&O, then the excess would have to be refunded to HECO’s customers, with interest.

In the interim D&O, the PUC indicated the parties are allowed to provide additional testimonies regarding the items excluded from the statement of probable entitlement and requested additional testimonies on certain issues by July 20, 2009. The CIP CT-1 unit is expected to be in service at the end of July 2009, and HECO will be submitting testimony to support that the unit will be in service in the test year. The evidentiary hearing is scheduled for August 2009.

Management cannot predict or provide any assurances concerning the ultimate amount and the timing for implementing the interim increase or the timing or ultimate outcome of HECO’s 2009 test year rate case proceeding.

B. HECO $175 million credit facility/Revenue Bonds

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Electric utility” under “Liquidity and capital resources,” which is incorporated herein by reference to pages 72-75 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

1.	Syndicated credit facility. Effective April 3, 2006, HECO entered into a revolving unsecured credit agreement establishing a line of credit facility of $175 million with a syndicate of eight financial institutions. On March 14, 2007 the PUC issued a D&O approving HECO’s request to maintain the credit facility for five years (until March 31, 2011). In April 2009, HECO filed with the PUC a request for expedited approval of Amendment No. 2 (which the “Required Lenders,” as defined in the agreement, signed) to the $175 million credit facility. Among other things, Amendment No. 2 eliminates from the credit agreement representations relating to the funded status of HECO’s pension plan, which are not currently correct. On May 26, 2009, the PUC approved Amendment No. 2. HECO began drawing on this credit facility in June 2009, rather than issuing commercial paper, and the balance outstanding as of July 9, 2009 is $70 million.

2.	S&P’s Ratings of Revenue Bonds issued by the Department of Budget and Finance of the State of Hawaii for the benefit of HECO and its subsidiaries. On June 5, 2009, S&P downgraded the insured ratings of the revenue bonds insured by MBIA Insurance Corporation (MBIA) from “AA-” to “A” following S&P’s rating action which lowered the financial strength and financial enhancement ratings on National Public Finance Guarantee Corp. (National) from “AA-” to “A.” In February 2009, MBIA reinsured its public finance book (including the subject bonds) to MBIA Insurance Corp. of Illinois (MBIA Illinois), whose name was subsequently changed to National. The financial strength rating of National by S&P is “A,” compared to a rating of “BBB” for MBIA.

On June 24, 2009, S&P downgraded the insured ratings of the revenue bonds insured by Ambac Assurance Corporation (Ambac) from “A” to “BBB,” due to a rating downgrade of the financial strength of Ambac by S&P from “A” to “BBB.”

3.	Special Purpose Revenue Bond Financing. In October 2008, HECO, HELCO and MECO filed an application with the PUC for approval of one or more special purpose revenue bond (SPRB) financings under the 2007 legislative authorization (up to $260 million for HECO, up to $115 million for HELCO, and up to $25 million for MECO). On June 29, 2009, the PUC granted the approvals necessary to permit the electric utilities to borrow the proceeds from the issuance of the SPRBs in the amounts requested. The first revenue bond financing under this authority is currently anticipated to take place in the first half of this third quarter, depending on market conditions, in the amount of $150 million. The proceeds are planned to be used to reimburse the electric utilities for previously incurred capital expenditures.

C. Standard & Poor’s (S&P) rating action

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Liquidity and capital resources,” which is incorporated herein by reference to pages 45-48 and 72-75 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

On May 27, 2009, S&P issued a news release in which it indicated it had revised HEI and HECO’s outlook to negative from stable, and lowered the short-term ratings for both HEI and HECO to “A-3” from “’A-2”’. The news release indicated that HEI’s other major subsidiary, American Savings Bank (ASB), is rated on a stand alone basis, and that its outlook remained stable and its ratings were not affected by the other rating actions S&P was taking.

S&P indicated the rating actions reflected its view that the next two years are likely to be challenging for HEI’s electric utilities, which HEI relies on for cash flows to service its own obligations, chiefly debt repayment and common stock distributions. S&P stated that the deterioration in the Hawaii economy is likely to weaken 2009 and 2010 consolidated metrics, which it observed have been only marginally supportive of the “BBB” corporate credit ratings currently assigned to HEI and HECO.

The reductions by S&P of its short-term credit ratings of HEI and HECO may make it more difficult and more expensive for HEI and HECO to sell their commercial paper or make other short-term borrowings.

Credit ratings reflect only the view of the applicable rating agency at the time the ratings are issued, from whom an explanation of the significance of such ratings may be obtained. Such ratings are solely statements by the rating agencies of their opinions and are not recommendations to buy, sell or hold any securities; such ratings may be subject to revision or withdrawal at any time by the rating agencies; and each rating should be evaluated independently of any other rating.

D. Major projects – Hawaii Electric Light Company, Inc. (HELCO) generating units

The following is an update to the discussion in Note 5 of HECO’s “Notes to Consolidated Financial Statements” under “Major projects – HELCO generating units,” which is incorporated herein by reference to page 30 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

HELCO generating units. In 1991, HELCO began planning to meet increased demand for electricity forecast for 1994. HELCO planned to install at its Keahole power plant two 20 MW combustion turbines (CT-4 and CT-5), followed by an 18 MW heat recovery steam generator (ST-7), at which time the units would be converted to a 56 MW (net) dual-train combined-cycle unit. In January 1994, the PUC approved expenditures for CT-4. In 1995, the PUC allowed HELCO to pursue construction of and commit expenditures for CT-5 and ST-7, but noted that such costs are not to be included in rate base until the project is installed and “is used and useful for utility purposes.”

There were a number of environmental and other permitting challenges to construction of the units, including several lawsuits, which resulted in significant delays. However, in 2003, all but one of the parties actively opposing the plant expansion project entered into a settlement agreement with HELCO and several Hawaii regulatory agencies (the Settlement Agreement). The Settlement Agreement required HELCO to undertake a number of actions, which have been completed or are ongoing. As a result of the final resolution of various proceedings due primarily to the Settlement Agreement, there are no pending lawsuits involving the project.

CT-4 and CT-5 became operational in mid-2004 and currently can be operated as required to meet HELCO’s system needs, but additional noise mitigation work is ongoing to ensure compliance with the applicable night-time noise standard.

On June 22, 2009, ST-7 was placed into service. As of June 30, 2009, HELCO’s cost estimate for ST-7 was $92 million (of which $82 million had been incurred and $10 million was estimated for remaining peripheral work). HELCO intends to seek to recover the costs of ST-7 in HELCO’s next rate case application.

E. Legislation and regulation

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Electric utility” under “Legislation and regulation,” which is incorporated herein by reference to pages 68-72 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Energy Resources. On June 25, 2009 a law was enacted to align Hawaii’s energy policy laws with the State’s energy goals. Consistent with the commitment HECO, HELCO and Maui Electric Company, Limited (MECO) agreed to in the Energy Agreement signed as part of the Hawaii Clean Energy Initiative, the measure revises the State’s renewable energy portfolio standards by requiring electric utilities to meet an RPS of 25% by December 31, 2020 and 40% by December 31, 2030, and also directs the PUC to evaluate and revise, if necessary, the RPS standards every five years, beginning in 2013. Also, under the measure, beginning January 1, 2015, electrical energy savings from renewable energy displacement technologies (such as solar water heating) or from energy efficiency and conservation programs cannot be included to meet the RPS targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Senior Financial Vice President,	Senior Vice President, Finance and
Treasurer and Chief Financial Officer	Administration
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: July 10, 2009	Date: July 10, 2009